Exhibit 99.2

7315 Wisconsin Avenue, 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release

Pebblebrook Hotel Trust Completes New $125 Million Term Loan

Bethesda, MD, June 10, 2015 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has successfully executed a new $125 million unsecured term loan. The term loan will mature in January 2021. The interest rate on the unsecured term loan is based on a pricing grid with a range of 145 to 220 basis points over LIBOR, determined by the Company’s leverage ratio. In conjunction with the new unsecured term loan, the Company anticipates fixing LIBOR in the near future for the period of the loan. The term loan also includes an accordion option that allows the Company to request additional lender commitments up to a total of $250 million. Funding of the new term loan will occur in July 2015.

“We appreciate the continued support of our bank group, which provided us with very attractive terms for this new loan,” commented Raymond D. Martz, Chief Financial Officer for Pebblebrook Hotel Trust. “The additional capital, which allows us to further stagger our future debt maturities, will be used to support future financing activities such as paying down our unsecured revolving credit facility, capital reinvestments in renovations and repositionings, and potential future acquisition opportunities as they may arise.”

The Company’s $125 million unsecured term loan is jointly led by PNC Capital Markets LLC and Regions Capital Markets, who serve as Joint Lead Arrangers and Joint Book Runners. PNC Bank, National Association serves as the Administrative Agent, Regions Bank serves as the Syndication Agent, U.S. Bank National Association and Sumitomo Mitsui Banking Corporation serve as the Documentation Agents, and Bank of America, N.A. also participated in the unsecured term loan.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 36 hotels, including 30 wholly owned hotels with a total of 7,181 guest rooms and a 49% joint venture interest in six hotels with a total of 1,777 guest rooms. The Company owns, or has an ownership interest in, hotels located in 11 states and the District of Columbia, including: San Francisco, California; Los Angeles, California (Beverly Hills, Hollywood, Santa Monica and West Hollywood); Boston, Massachusetts; New York, New York; San Diego, California; Portland, Oregon; Buckhead, Georgia; Naples, Florida; Seattle, Washington; Miami, Florida; Washington, DC; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Nashville, Tennessee; Bethesda, Maryland and

Minneapolis, Minnesota. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

This press release contains certain “forward-looking” statements relating to, among other things, potential incurrence of indebtedness. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.
All information in this release is as of June 10, 2015. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com